Exhibit 10.43

MEDTOX SCIENTIFIC, INC.
OUTSIDE DIRECTOR COMPENSATION

Each non-employee Board member receives annual compensation in an amount determined by the Compensation Committee from time-to-time to be appropriate. Such compensation is currently established as set forth below:

•	The annual base compensation to be paid to non-employee Board members is $21,000.

•	$4,000 is added to the annual base compensation for service as Chairperson of the Corporate Governance and Nominating Committee.

•	$6,000 is added to the annual base compensation for service as Chairperson of the Compensation Committee or as Chairperson of the Audit Committee.

•	Non-employee Board members also receive an annual long-term incentive contribution amount under the Company’s Long-Term Incentive Plan of $21,000.

•	Non-employee Board members who serve as Chairperson of the Corporate Governance and Nominating Committee receive an additional annual long-term incentive contribution amount under the LTIP of $4,000.

•
The non-employee Board members who serve as Chairperson of the Compensation Committee or as Chairperson of the Audit Committee receive an additional annual long-term incentive contribution amount under the LTIP of $6,000.

In addition to the compensation described above, Board members are entitled to reimbursement for travel-related expenses incurred in attending meetings of the Board and its committees.